EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO SELL CERTAIN
BUSINESS GROUPS

Advanstar to Focus on Fashion, License, Motor Vehicle, Healthcare, Science and Pharmaceutical
Industry Sectors

New York, NY – April 4, 2005 - Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, announced today that it has entered into a definitive agreement to sell certain assets to Questex Media Group, a new company formed by Audax Group and Kerry Gumas, current Vice President and General Manager of Advanstar’s Information Technology & Communications group. Under the terms of the agreement, Questex will acquire the Information Technology & Communications, Travel & Hospitality, Beauty, Home Entertainment, Abilities and Portfolio groups of Advanstar for approximately $185 million in cash. These groups generated approximately $100 million in revenue in calendar 2004.

Advanstar will maintain publishing, tradeshow and other operations within its Fashion, License, Motor Vehicle, Healthcare, Science and Pharmaceutical groups which generated approximately $275 million in revenue in 2004.

As part of the agreement, Advanstar will transfer to Questex an operating platform carved out of the existing Advanstar structure. In addition, Advanstar will provide certain support services and office facilities to Questex on a transition basis. Mr.Gumas will head the Questex management team as President and Chief Executive Officer.

Joe Loggia, President and CEO of Advanstar commented, “This transaction is an important step in executing our strategy to leverage our position in key markets, develop innovative, quality products and continually redefine integrated marketing beyond the traditional B-to-B model. We believe that by dividing Advanstar’s assets into two groups, both companies will be better able to focus on core competencies; address customers’ needs and capitalize on future opportunities. Within our more streamlined organizational structure following the completion of this transaction, Advanstar will continue to enhance operational efficiencies and pursue growth opportunities through internal development and acquisitions.”

Kerry Gumas, President and CEO of Questex stated, “We are very excited about partnering with Audax in forming this new business.  As a separate entity, the acquired divisions will have the ability to successfully grow from the foundation established under Advanstar. We believe this transaction will provide new opportunities for our employees and customers and we look forward to the future prospects of Questex Media Group.”

This transaction is expected to close, subject to customary conditions, at the end of April 2005.  As part of the transaction, Questex will assume the deferred revenue liabilities associated with the acquired properties, and will receive an adjustment for the negative working capital of the acquired properties.  Advanstar intends to use the proceeds for general corporate purposes, which may include acquisitions or repayment of debt.

The Company plans to discuss this transaction in detail on Advanstar’s first quarter 2005 earnings conference call that is scheduled for May 5, 2005.

About Advanstar

Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 77 business magazines, 19 directories, 7 electronic publications, 54 tradeshows and 40 conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors including the automotive, beauty, e-learning, call center, digital media, entertainment/ marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/ hospitality industries. Advanstar has roughly 1,500 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

About Audax Group

Audax Group, founded in 1999, is a leading investor in middle market companies.  With offices in Boston and New York, Audax manages in excess of $1 billion in equity and mezzanine debt capital.  For more information visit the Audax Group website http://www.audaxgroup.com

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in our 2004 Form 10-K under the heading “certain factors which may affect future results.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Relations & General Media

Financial Dynamics for Advanstar

Leigh Parrish, Rachel Albert

212-850-5651, 212-850-5706

Business-to-Business Media should contact Marc Merrill for Advanstar Communications

818-227-4465

Questex Media Group

Maryanne Sinville

617-219-8324